Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143755

Prospectus Supplement No. 15
(to Prospectus dated December 10, 2007)

CLEVELAND BIOLABS, INC.
5,514,999 Shares

This Prospectus Supplement No. 15 supplements and amends the prospectus dated December 10, 2007 (the “Prospectus”) relating to the offer and sale of up to 5,514,999 shares of our common stock which may be offered from time to time by the selling stockholders identified in the Prospectus for their own accounts. This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with the original Prospectus.

This Prospectus Supplement No. 15 includes the attached Form 8-K of Cleveland BioLabs, Inc. dated June 26, 2009, as filed by us with the Securities and Exchange Commission.

This Prospectus Supplement No. 15 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement No. 15. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves risk.  See “Risk Factors” beginning on page 8 of  the Prospectus, and on page 20 of the Form 10-K filed by us with the Securities and Exchange Commission on March 30, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 15 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 15 is June 26, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): June 25, 2009

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32954	20-0077155
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street, Buffalo, New York 14203
(Address of principal executive offices)

Registrant’s telephone number, including area code: (716) 849-6810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 25, 2009, the stockholders of Cleveland BioLabs, Inc. (the "Company") approved an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of common stock from 40,000,000 to 80,000,000, and the Company filed its Third Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware to effect such amendment. A copy of the Third Certificate of Amendment of Certificate of Incorporation is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit
3.1	Third Certificate of Amendment of Certificate of Incorporation of Cleveland BioLabs, Inc., effective June 25, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

Date: June 26, 2009	By:	/s/ Michael Fonstein
Michael Fonstein
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
3.1	Third Certificate of Amendment of Certificate of Incorporation of Cleveland BioLabs, Inc., effective June 25, 2009